Exhibit (e)(2)(ii)

NEUBERGER BERMAN ALTERNATIVE FUNDS

CLASS C
DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement is as follows:

Neuberger Berman Long Short Fund

Date: February 28, 2025